E:\DGARFIEL\FUNDS\BLKROCK\MISC\RNYNSR.SG1
     This report is signed on behalf of the
Registrant in the City of New York and State of New York on the 25th day of June, 1997.

     THE BLACKROCK NEW YORK INVESTMENT
QUALITY MUNICIPAL TRUST  INC.


Witness:  /s/ James Kong
By:  /s/ Henry Gabbay                   James
Kong                     Henry Gabbay
       Assistant Treasurer
Treasurer